SCHEDULE 14C (Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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Calvert Variable Series, Inc.

Social Balanced Portfolio

(Name of Registrant as Specified in Its Charter)

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CALVERT VARIABLE SERIES, INC.

SOCIAL BALANCED PORTFOLIO

4550 Montgomery Avenue, Suite 1000N

Bethesda, Maryland 20814

INFORMATION STATEMENT

REGARDING A CHANGE TO THE FUND'S SUBADVISOR

This Information Statement is being supplied to all shareholders of the Calvert Social Balanced Portfolio (the "Fund"), a portfolio of Calvert Variable Series, Inc. Pursuant to an exemptive order granted by the United States Securities and Exchange Commission on December 17, 1996, the Fund and Calvert Asset Management Company, Inc. (the "Advisor" or "CAMCO"), the Fund's investment advisor may enter into and materially amend the Investment Subadvisory Agreement without shareholder approval.

The rationale for this grant of authority is that the Advisor's constant supervision of the subadvisor permits the proportion of shareholders' assets subject to particular subadvisor styles to be reallocated (or, as is the case here, new subadvisors introduced) in response to changing market conditions or subadvisor performance, in an attempt to improve the Fund's overall performance. In essence, the exemptive order permits the Advisor to select the subadvisor best suited to achieve the Fund's investment objective.

Obtaining shareholder approval of a new subadvisor and investment subadvisory agreement imposes costs on the Fund without advancing shareholder interests. Shareholders' interests are adequately protected by their voting rights with respect to the investment advisory agreement and the responsibilities assumed by the Advisor and the Fund's Board of Directors. Further, it has become increasingly difficult to obtain shareholder quorums for shareholder meetings.

Accordingly, pursuant to the exemptive order, as discussed above, as well as disclosed in the Prospectus and Statement of Additional Information for the Fund, both dated April 30, 2001, and following the change to the management of the Fund, the Fund is providing information about the new subadvisor. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is expected to be mailed to shareholders of record on or about March __, 2002.

Shareholders of the Fund of record at the close of business on February 28, 2002 ("record date") are entitled to receive this Information Statement.

As of February 28, 2002 the following shareholder owned of record 5% or more of the shares of the Fund:

Name and Address	% of Ownership

[TO BE PROVIDED]

Background. CAMCO serves as investment advisor to the Fund and to several other registered investment companies in the Calvert Family of Funds. Calvert Distributors, Inc. ("CDI") serves as the principal underwriter to the Fund. Calvert Administrative Services Company ("CASC") has been retained by the Fund to provide certain administrative services necessary to the conduct of its affairs. CAMCO, CDI and CASC are located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814, and are indirectly wholly owned subsidiaries of Ameritas Acacia Mutual Holding Company.

The Advisor has traditionally contracted out investment subadvisory services for the Fund. From July 1995 through March 8, 2002, the Fund's sole subadvisor had been NCM Capital Management Group, Inc. ("NCM"). NCM's principal business office is 103 West Main Street, Durham, NC 27701.

The prior investment subadvisory agreement with NCM as it relates to the Fund was dated March 1, 1999. Under the subadvisory agreement, NCM received a fee from the Advisor based on a percentage of the Fund's average daily net assets. For the Fund's most recent fiscal year ended December 31, 2001, $___________ in fees were paid to NCM.

At a meeting of the Board of Directors held on March 7, 2002, acting pursuant to the exemptive order discussed above, the Board terminated NCM as the subadvisor to the Fund effective March 8, 2002. In this connection, the Board determined that shareholders may benefit from the services of different investment subadvisors whose management styles might better achieve the Fund's objective of income and capital growth opportunity. After careful consideration by the Advisor of the many candidates, the Advisor recommended, and the Board selected, Brown Capital Management, Inc. and SSgA Funds Management, Inc. to jointly manage the equity portion of the Fund. The Advisor will continue to manage the fixed income portion of the Fund. Pursuant to this action, the Board also determined to deliver this information statement to the Fund's shareholders.

The Advisor's approach in selecting sub-advisors is to choose the managers that are the best fit for the Fund, with proven expertise in their investment area. As Calvert continues moving socially responsible investing to the mainstream, it is critical that the sub-advisors' strategies complement Calvert's philosophy and goals. These two equity managers were selected to increase manager diversity, reduce portfolio volatility, and achieve a better blend of managers with the goal of improved portfolio performance overall.

Investment Subadvisors. Brown Capital Management, Inc. ("Brown Capital") (1201 North Calvert Street, Baltimore, MD 21202) now manages a portion of the equity investments of the Social Balanced Portfolio. As of February 28, 2002, Brown Capital had $6 billion in assets under management.

Eddie C. Brown, founder and President of Brown Capital heads the portfolio management team. He brings over 24 years of management experience to the Portfolio and has held positions with T. Rowe Price Associates and Irwing Management Company. Mr. Brown is a frequent panelist on "Wall Street Week with Louis Rukeyser" and is a member of the Wall Street Week Hall of Fame.

Brown Capital applies a growth-at-a-reasonable price ("GARP") philosophy and strategy. They are fundamentalists, not market timers, who focus on "bottom-up" stock selection and emphasize relative value in seeking companies and industries with attractive growth prospects.

Brown Capital currently provides investment advisory services to one other mutual fund with an investment objective similar to that of the Fund:

Mutual Fund	Assets Under Management	Annual Management Fees
Calvert Social Investment Fund Balanced Portfolio	$____________	$____________

Brown Capital's Principal Executive Officers are as follows:

Name and Title With Brown Capital	Name of Company and Principal Business Address	Principal Occupation

Eddie C. Brown,	Brown Capital Management, Inc.	Portfolio Manager/
President	1201 North Calvert Street	Analyst
Baltimore, MD 21202

Keith A. Lee, Vice-	Brown Capital Management, Inc.	Portfolio Manager/
President	1201 North Calvert Street	Analyst
Baltimore, MD 21202

SSgA Funds Management, Inc. ("SSgA FM") (Two International Place, Boston, MA 02110) now manages a portion of the equity investments of the Social Balanced Portfolio. SSgA FM had $57 billion in assets under management as of December 31, 2001. SSgA FM is one of the State Street Global Advisors companies, comprising the investment management business of State Street Corporation, which, in total, had assets under management of $788 billion as of December 31, 2001.

SSgA FM's portfolio management team consists of several members, headed by Douglas Holmes, CFA. He is a Principal of State Street Global Advisors and heads the Global Enhanced Equity Group. He specializes in portfolio construction, risk control, and implementation of enhanced equity portfolios. Mr. Holmes is the co-inventor of SPDRs and continues to be involved in all related products discussed or created by the firm. Prior to joining State Street in 1984, Mr. Holmes was a partner at Lovett, Ward & Bertelsen. Before this, he was affiliated with Batterymarch Financial Management and was a member of the New Product Committee of the American Stock Exchange. Mr. Holmes has been working in the investment management industry since 1980. He has a BS in Mathematics from Northeastern University.

SSgA FM's enhanced equity team uses quantitative stock evaluation and portfolio construction techniques to develop portfolios with consistent excess returns and low risk relative to the chosen benchmark. The firm relies on extensive proprietary research to develop and manage these portfolio techniques.

SSgA currently provides investment advisory services to certain other mutual funds with investment objectives similar to that of the Fund:

Mutual Fund	Assets Under Management	Annual Management Fees
Calvert Social Investment Fund Balanced Portfolio	$_________	$____________
Calvert Social Investment Fund Enhanced Equity Portfolio	$45 million	$____________
SSgA Disciplined Equity Fund	$321 million	$____________

SSgA FM's Principal Executive Officers are as follows:

Name and Title With SSgA FM	Name of Company and Principal Business Address	Principal Occupation

Timothy Harbert,	SSgA Funds Management, Inc.	Management
Chairman, CEO	Two International Place
Boston, MA 02110

John Snow, Head of	SSgA Funds Management, Inc.	Alternatives and
Global Alliance / Office	Two International Place	Alliances
of the President	Boston, MA 02110

Alan Brown, Chief	SSgA Funds Management, Inc.	Portfolio Management
Investment Officer /	Two International Place
Office of the President	Boston, MA 02110

John Serhant, Head of	SSgA Funds Management, Inc.	Fiduciary Management
non-U.S. Offices and	Two International Place
Office of the Fiduciary	Boston, MA 02110
Advisor / Office of the
President

The Fund's investment objective and policies have not changed as a result of the change described above. The Fund seeks to achieve a competitive total return through an actively managed portfolio of stocks, bonds and money market instruments which offer income and capital growth opportunity and which satisfy the investment and social criteria. However, the Principal Investment Strategies have changed to provide that the Fund invest in a combination of stocks, bonds and money market instruments in an attempt to provide a complete investment portfolio in a single product. The Advisor rebalances the portfolio quarterly to adjust for changes in market value. Further, the Fund is, primarily, a large cap core U.S. domestic portfolio, although it may have other investments, including some foreign stocks and mid-cap stocks. The equity portion of the Fund seeks companies that have the potential to outperform the market through exceptional growth and/or valuation improvement. The fixed income portion reflects an active trading strategy, seeking total return, and focuses on a duration target approximating the Lehman Aggregate Bond Index.

Investment Subadvisory Agreement. The respective Investment Subadvisory Agreements (the "Subadvisory Agreements") between the Advisor and the two new subadvisors contain the same material terms as governed the Advisor's arrangement with NCM. The fees for subadvisory services are paid by the Advisor. Under the Subadvisory Agreement with Brown Capital, Brown Capital receives a fee, payable monthly, of 0.25% of the net assets its manages for the Social Balanced Portfolio. Under the Subadvisory Agreement with SSgA FM, SSgA FM receives a fee, payable monthly, of 0.25% of the net assets its manages for the Social Balanced Portfolio.

Annual Reports. The audited Annual Report to Shareholders of the Fund is incorporated by reference into this Information Statement. Copies of the Annual Report and the most recent semi-annual report succeeding the annual report may be obtained without charge by writing to the Fund at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814 or by calling (800) 368-2745.